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                                                                     Exhibit 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                                  GAMECO, INC.

          FIRST: The name of the Corporation is Gameco, Inc.

          SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

          THIRD: The nature of the business or purposes to be conducted or promoted are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

          FOURTH: The total number of shares of stock that the Corporation shall have authority to issue is One Thousand Five Hundred (1,500) shares, all of which shall be Common Stock of the par value of $.01 per share.

          FIFTH: The name and mailing address of the sole incorporator is as follows:

               Name                            Mailing Address
               ----                            ---------------

               Emanuel J. Cotronakis           c/o Baker & Hostetler LLP
                                               3200 National City Center
                                               1900 East 9/th/ Street
                                               Cleveland, OH 44114

          SIXTH: The Board of Directors is authorized to make, alter or repeal the By-Laws of the Corporation.

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          SEVENTH: Any one or more directors may be removed, with or without cause, by the vote or written consent of the holders of a majority of the issued and outstanding shares of stock of the Corporation entitled to be voted at an election of directors.

          EIGHTH: Meetings of stockholders shall be held at such place, within or without the State of Delaware, as may be designated by or in the manner provided in the By-Laws, or, if not so designated, at the registered office of the Corporation in the State of Delaware. Elections of directors need not be by written ballot unless and to the extent that the By-Laws so provide.

          NINTH: The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights of stockholders herein are subject to this reservation.

          TENTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

          THE UNDERSIGNED, being the incorporator above named for the purposes of forming a corporation pursuant to the General Corporation Law of the State of Delaware, has signed this instrument the 17th day of April, 2001 and does thereby acknowledge that it is his act and deed and that the facts stated therein are true.



                                                    /s/ Emanuel J. Cotronakis
                                                  ______________________________
                                                  Emanuel J. Cotronakis
                                                  Sole Incorporator

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